Exhibit 99.1

Contact:
Frank Ryan (508) 967-7038
Ed Pignone (508) 967-4912

                WANG COMPLETES CONVERTIBLE PREFERRED OFFERING

Billerica, Mass. (February 28, 1996) -- Wang (NASDAQ:WANG) announced today that it has completed the Convertible Preferred Stock offering announced on January 23, 1996. The new shares have a coupon of 6 1/2 percent and a conversion price of $26.5625, and were rated b3 by Moody's Investors Service and B by Standard and Poors.

        Through the offering, Wang will have raised approximately $140 million, including the underwriter's over-allotment option of approximately $18 million, which was exercised in full. Approximately $73 million is being used to retire Wang's 11 percent Exchangeable Preferred Stock at face value. The remainder of the proceeds will be used for general corporate purposes, which may include acquisitions.

        Wang is a recognized world leader in workflow, integrated imaging, document management, and network storage management software for client/server open systems and a major worldwide provider of integration and support services for office software and networks.

                                     - end -